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                        Consent of Independent Auditors


The Retirement Committee
Armstrong World Industries, Inc.:


We consent to incorporation by reference in Registration Statement No. 33-29768 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 23, 1998, relating to the statements of net assets available for plan benefits of the Armstrong World Industries, Inc. Employee Stock Ownership Plan as of September 30, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended September 30, 1997, which report is included herein.

KPMG PEAT MARWICK LLP



Philadelphia, Pennsylvania
March 23, 1998